Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
Up to 40,000,000 Shares of Class A Common Stock
of
WENDY’S/ARBY’S GROUP, INC.
at
$4.15 Net Per Share
by
Trian Partners, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Parallel Fund II, L.P.

THE OFFER IS BEING MADE BY TRIAN PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP, TRIAN PARTNERS MASTER FUND, L.P., A CAYMAN ISLANDS LIMITED PARTNERSHIP, TRIAN PARTNERS PARALLEL FUND I, L.P., A DELAWARE LIMITED PARTNERSHIP, AND TRIAN PARTNERS PARALLEL FUND II, L.P., A DELAWARE LIMITED PARTNERSHIP, INVESTMENT FUNDS AFFILIATED WITH TRIAN MANAGEMENT FUND, L.P. AN INVESTMENT FIRM WHOSE PRINCIPALS ARE NELSON PELTZ, PETER W. MAY AND EDWARD P. GARDEN, TO PURCHASE UP TO 40,000,000 SHARES OF CLASS A COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF WENDY’S/ARBY’S GROUP, INC. FOR $4.15 PER SHARE IN CASH, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF FRIDAY, DECEMBER 5, 2008, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 13 OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT

Any stockholder desiring to tender all or any portion of that stockholder’s shares should either (1) complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions to the letter of transmittal, have that stockholder’s signature thereon guaranteed if instruction 1 to the letter of transmittal so requires, mail or deliver the letter of transmittal, or facsimile, or, in the case of a book-entry transfer effected by the procedure set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” an agent’s message (as defined therein), and any other required documents to the depositary and either deliver the certificates for those shares to the depositary along with the letter of transmittal, or facsimile, or deliver those shares in accordance with the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” or (2) request that stockholder’s bank, broker, dealer, trust company or other nominee effect the transaction for that stockholder. A stockholder having shares registered in the name of a bank, broker, dealer, trust company or other nominee must contact that person if that stockholder desires to tender those shares.

If a stockholder desires to tender shares and that stockholder’s certificates for shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the depositary prior to the expiration date (as defined herein), that stockholder’s tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

None of the Purchaser, the Dealer Manager or the Information Agent nor any other agent acting on our behalf makes any recommendation to you as to whether you should tender or refrain from tendering your shares.

Questions regarding the offer may be directed to Banc of America Securities LLC, the Dealer Manager at the address and telephone number on the back cover of this Offer to Purchase. In addition, requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to Innisfree M&A Incorporated, the information agent, at the address and telephone number on the back cover of this Offer to Purchase.

The dealer manager for this offer is:

Banc of America Securities LLC

November 6, 2008

i

SUMMARY TERM SHEET

Trian Partners, L.P., a Delaware limited partnership, Trian Partners Master Fund, L.P., a Cayman Islands limited partnership, Trian Partners Parallel Fund I, L.P., a Delaware limited partnership and Trian Partners Parallel Fund II, L.P., a Delaware limited partnership, investment funds affiliated with Trian Fund Management, L.P., a Delaware limited partnership and an investment firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden, are offering to purchase up to a total of 40,000,000 shares of Class A Common Stock, par value $0.10 per share, of Wendy’s/Arby’s Group, Inc., for $4.15 net per share in cash. Our offer is subject to the terms and conditions set forth in this offering document and in the related letter of transmittal. Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P. and Trian Partners Parallel Fund II, L.P. are collectively referred to as “Purchaser” “we,” “our” or “us.” Nelson Peltz, Peter W. May and Edward P. Garden are collectively referred to as the “Trian principals.” We refer to Wendy’s/Arby’s Group, Inc. as “Wendy’s/Arby’s.” We refer to the shares of Class A Common Stock of Wendy’s/Arby’s Group, Inc. as “shares.” We refer to Trian Fund Management, L.P. as “Trian Partners.” The following summary highlights selected information from this offering document. We urge you to read the remainder of this offering document and the accompanying letter of transmittal carefully, because the information in the summary is not complete and the remainder of this Offer to Purchase and the letter of transmittal contain additional important information.

Who is offering to buy my shares?

Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., and Trian Partners Parallel Fund II, L.P. These entities are investment funds affiliated with Trian Partners. The principals of Trian Partners are Nelson Peltz, Peter W. May and Edward P. Garden. The Trian principals and investment funds managed by Trian Partners beneficially own, in the aggregate, 52,059,387 shares, which represents approximately 11.1% of the outstanding shares. Mr. Peltz is non-executive Chairman, Mr. May is non-executive Vice Chairman and Mr. Garden is a director of Wendy’s/Arby’s. If we purchase 40,000,000 shares in our offer, the Trian principals and investment funds managed by Trian Partners will beneficially own, in the aggregate, approximately 19.6% of the outstanding shares. See Section 9 of this Offer to Purchase, “Information Concerning the Purchaser and Its Affiliates.”

How many shares are you seeking in the offer?

We are offering to purchase up to 40,000,000 shares. See “Introduction” and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

What happens if stockholders tender more shares than you are willing to buy?

If stockholders tender more than the number of shares that we are willing to buy, we will purchase shares on a pro-rata basis. This means that we will purchase from you a number of shares calculated by multiplying the number of shares you properly tendered by a proration factor. The proration factor will equal 40,000,000 divided by the total number of shares properly tendered. For example, if a total of 80,000,000 shares are tendered, we will purchase 50% of the number of shares that you tender. We will make adjustments to avoid purchases of fractional shares. For information about the terms of our offer, see Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

If you prorate, when will I know how many shares will actually be purchased?

If proration of tendered shares is required, we do not expect to announce the final results of proration or pay for any shares until at least five New York Stock Exchange trading days after the expiration date. This is because we will not know the precise number of shares properly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of shares may obtain this preliminary information from the information agent at its telephone number set forth on the back cover of this offering document.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

We are offering to pay you $4.15 per share in cash. Any payment is subject to applicable withholding of United States federal, state and local taxes. If you are the record owner of your shares and you tender your shares to us in our offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See “Introduction” and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

Do you have the financial resources to make payment?

Yes. If we purchase 40,000,000 shares pursuant to the offer at $4.15 per share, our aggregate cost will be $166 million, not including fees and expenses which are estimated to be approximately $1 million. We will obtain such funds from existing cash and cash equivalents and/or margin borrowings and our ability to realize cash upon sale of liquid securities. The offer is not conditioned on any financing arrangements. See Section 11 of this Offer to Purchase, “Source and Amount of Funds.”

Is your financial condition material to my decision to tender my shares into the offer?

We do not believe that our financial condition is material to your decision to tender shares and accept the offer because, among other things, the offer consideration consists solely of cash, which is not subject to any financing condition, and we have the financial resources necessary to complete the offer. See Section 11 of this Offer to Purchase, “Source and Amount of Funds.”

Why are you making the offer?

We are making this offer because we would like to increase our equity investment in Wendy’s/Arby’s through the acquisition of additional shares. See Section 12 of this Offer to Purchase, “Background and Purpose of the Offer; Plans; Use of Securities.”

How long do I have to decide whether to tender in the offer?

You will have at least until 12:00 midnight, New York City time, at the end of Friday, December 5, 2008 (unless the offer is extended) to decide whether to tender your shares in our offer. If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is discussed in Sections 1 and 2 of this Offer to Purchase, “Terms of the Offer; Proration” and “Procedure for Tendering Shares—Guaranteed Delivery.”

Can the offer be extended and under what circumstances?

We may elect to extend our offer from time to time, at our discretion, for any reason. We will also extend our offer if the rules of the Securities and Exchange Commission require us to do so. See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

How will I be notified if the offer is extended?

If we extend our offer, we will make a public announcement of the extension. The announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was scheduled to expire. See Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

What are the most important conditions to the offer?

We are not obligated to buy any shares in our offer if various events occur, including:

•	any change or prospective change in the affairs of Wendy’s/Arby’s that, in our reasonable judgment, has a materially adverse effect on Wendy’s/Arby’s or us;

•	the existence of pending or threatened litigation that adversely affects our offer or seeks to limit our ability to exercise ownership rights with respect to the shares;

•	the existence of any law limiting our ability to consummate the offer;

•	a general suspension of trading on any national securities exchange in the United States;

•	any event that, in our reasonable judgment, would adversely affect the extension of credit by banks or other financial institutions;

•	a 10% change in United States currency exchange rates;

•	a 10% or more decrease, measured from the close of trading on November 5, 2008, in the market price for the shares or in the general level of market prices for equity securities in the United States;

•

the Board of Directors of Wendy’s/Arby’s has not taken any action, such that, the provisions of Section 203 of the Delaware General Corporate Law would, upon consummation of this offer or any subsequent acquisition of shares by Purchaser or any of its affiliates or associates of up to an aggregate of 25% of the outstanding shares, prohibit or restrict any business combination, as defined therein, involving Wendy’s/Arbys on the one hand and the Purchaser and any of its affiliates or associates on the other hand;

•

the expiration of the period during which the Ohio Division of Securities may suspend our offer pursuant to the Ohio Control Bid Statute, without the occurrence of any such suspension (or if a suspension shall have occurred, it shall no longer be continuing), or Purchaser being satisfied, in its reasonable discretion, that the Ohio Control Bid Statute is invalid or inapplicable to the acquisition of the shares as described herein;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States; or

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated prior to the expiration of the offer.

Our offer is also subject to a number of other conditions. See Section 13 of this Offer to Purchase, “Conditions to the Offer.”

How do I tender my shares?

To tender shares, you must deliver various documents to American Stock Transfer & Trust Company, LLC, the depositary for our offer, prior to the expiration of our offer. These documents include the certificates representing your shares and a completed letter of transmittal. If your shares are held through a bank, broker, dealer, trust company or other nominee, you must instruct that nominee to tender on your behalf, as your shares can be tendered only by that bank, broker, dealer, trust company or other nominee. If you cannot deliver a required item to the depositary by the expiration of our offer, you may get a little extra time to do so by utilizing the guaranteed delivery procedures and having a broker, bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the depositary will receive the missing items within a period of three New York Stock Exchange trading days. The depositary must receive the missing items within that period for the tender to be valid. See Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

Until what time can I withdraw previously tendered shares?

You can withdraw shares at any time prior to the expiration date of our offer and you may also withdraw your previously tendered shares at any time after January 5, 2009 unless such shares have been accepted for payment as provided in the offer. See Sections 1 and 3 of this Offer to Purchase, “Terms of the Offer; Proration” and “Withdrawal Rights.”

How do I withdraw previously tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the depositary prior to the expiration date. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. See Sections 1 and 3 of this Offer to Purchase, “Terms of the Offer; Proration” and “Withdrawal Rights.”

If I decide not to tender, how will the offer affect me?

If you decide not to tender your shares, you will still own the same amount of shares, and Wendy’s/Arby’s will still be a public company listed on the New York Stock Exchange. See Section 7 of this Offer to Purchase, “Effect of the offer on the Market for the Shares.”

Do I have appraisal or dissenter’s rights?

There are no appraisal or dissenter’s rights available in connection with our offer.

What does the Board of Directors of Wendy’s/Arby’s Group, Inc. think of the offer?

The Wendy’s/Arby’s Board of Directors is required by law to communicate its views regarding the tender offer to Wendy’s/Arby’s stockholders in a Schedule 14D-9 to be filed with the Securities and Exchange Commission within ten business days from the date the offer is commenced. Representatives of Wendy’s/Arby’s have advised us that the Board of Directors of Wendy’s/Arby’s is expressing no opinion to stockholders of Wendy’s/Arby’s and is not making a recommendation with respect to the Tender Offer in the Schedule 14D-9.

What is the market value of my shares as of a recent date?

On November 5, 2008, the last trading day before we commenced our offer, the last sale price of the shares was $3.29 per share. We advise you to obtain a recent price quotation for shares in deciding whether to tender your shares. See Section 6 of this Offer to Purchase, “Price Range of the Shares.”

What are the U.S. federal income tax consequences of tendering shares in the offer?

Your receipt of cash for shares tendered in our offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. For a summary of the U.S. federal income tax consequences of our offer, see Section 5 of this Offer to Purchase, “U.S. Federal Income Tax Consequences.” We recommend that you consult with your own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to you of tendering all or a portion of your shares in the offer.

Who can I talk to if I have questions about the offer?

You may call Innisfree M&A Incorporated, toll-free at (877) 687-1874. (Banks and brokers may call collect at (212) 750-5833). You may also call Banc of America Securities LLC at (646) 855-8900. Innisfree M&A Incorporated is acting as the information agent and Banc of America Securities LLC is acting as the dealer manager in connection with our offer. See the back cover of this offering document.

To the Holders of Class A Common Stock of Wendy’s/Arby’s Group, Inc.:

INTRODUCTION

Trian Partners, L.P., a Delaware limited partnership, Trian Partners Master Fund, L.P., a Cayman Islands limited partnership, Trian Partners Parallel Fund I, L.P., a Delaware limited partnership and Trian Partners Parallel Fund II, L.P., a Delaware limited partnership, investment funds affiliated with Trian Fund Management, L.P., an investment firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden, are offering to purchase up to a total of 40,000,000 shares of Class A Common Stock, par value $0.10 per share, of Wendy’s/Arby’s Group, Inc., for $4.15 net per share in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest thereon. Our offer is subject to the terms and conditions set forth in this offering document and in the related letter of transmittal. Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P. and Trian Partners Parallel Fund II, L.P. are collectively referred to as “Purchaser” “we,” “our” or “us.” Nelson Peltz, Peter W. May and Edward P. Garden are collectively referred to as the “Trian principals.” We refer to Wendy’s/Arby’s Group, Inc. as “Wendy’s/Arby’s.” We refer to the shares of Class A Common Stock, par value $0.10 per share, of Wendy’s/Arby’s Group, Inc. as “shares.” We refer to Trian Fund Management, L.P. as “Trian Partners.”

Tendering stockholders whose shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of shares by us under the offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. We will pay all fees and expenses of American Stock Transfer & Trust Company, LLC, which is acting as the depositary for the offer, and Innisfree M&A Incorporated, which is acting as the information agent for the offer, that are attributable to the offer. See Section 15 of this Offer to Purchase, “Fees and Expenses.”

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 13 OF THIS OFFER TO PURCHASE, “CONDITIONS TO THE OFFER.”

The Wendy’s/Arby’s Board of Directors is required by law to communicate its views regarding the tender offer to Wendy’s/Arby’s stockholders in a Schedule 14D-9 to be filed with the Securities and Exchange Commission within ten business days from the date the offer is commenced. Representatives of Wendy’s/Arby’s have advised us that the Board of Directors of Wendy’s/Arby’s is expressing no opinion to stockholders of Wendy’s/Arby’s and is not making a recommendation with respect to the Tender Offer in the Schedule 14D-9.

According to Wendy’s/Arby’s Form 10-Q filed with the Securities and Exchange Commission on November 6, 2008 there were 469,769,742 shares outstanding as of October 31, 2008.

Section 5 of this Offer to Purchase, “U.S. Federal Income Tax Consequences,” describes certain material U.S. federal income tax consequences of tendering shares in the offer.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

THE TENDER OFFER

SECTION 1.  TERMS OF THE OFFER; PRORATION

Upon the terms of and subject to the conditions to the offer (including, if the offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 40,000,000 shares in the aggregate that are validly tendered prior to the expiration date (as hereinafter defined)

and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, “Withdrawal Rights,” at a price of $4.15 per share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes). The term “expiration date” means 12:00 midnight, New York City time, at the end of Friday, December 5, 2008, unless and until we, in our sole discretion, shall have extended the period of time during which the offer is open, in which event the term “expiration date” will mean the latest time and date on which the offer, as so extended by us, will expire. For purposes of this offer, the term “business day” means any day other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If more than 40,000,000 shares are validly tendered prior to the expiration date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the offer, purchase 40,000,000 shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of shares validly tendered by the expiration date and not properly withdrawn. If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any shares until at least five New York Stock Exchange trading days after the expiration date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of shares may obtain such preliminary information from the information agent at its telephone number on the back cover of this Offer to Purchase. All shares not accepted for payment will be returned to the stockholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the offer in each case, in accordance with the procedure described in Section 4 of this Offer to Purchase, “Acceptance for Payment and Payment.”

We reserve the right to increase or decrease the number of shares we are seeking in the offer, subject to applicable laws and regulations as described below.

Subject to the terms of the applicable rules and regulations of the Securities and Exchange Commission, we reserve the right, but will not be obligated, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 13 of this Offer to Purchase, “Conditions to the Offer,” shall have occurred, to:

•

extend the offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any shares, by giving oral or written notice of that extension to the depositary; and

•	amend the offer in any other respect by giving oral or written notice of that amendment to the depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

There can be no assurance that we will exercise our right to extend the offer.

If by 12:00 midnight, New York City time, at the end of Friday, December 5, 2008 (or any date or time then set as the expiration date), any or all of the conditions to the offer has or have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the applicable rules and regulations of the Securities and Exchange Commission: (i) to terminate the offer and not accept for payment or pay for any shares and return all tendered shares to tendering stockholders; (ii) to waive all the unsatisfied conditions and accept for payment and pay for all shares validly tendered prior to the expiration date and not thereafter validly withdrawn; (iii) to extend the offer and, subject to the right of stockholders to withdraw shares until the expiration date, retain the shares that have been tendered during the period or periods for which the offer is extended; or (iv) to amend the offer. There will not be any subsequent offering period.

Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the “Exchange Act”) requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we extend the offer, we are delayed in accepting for payment or paying for shares, or we are unable to accept for payment or pay for shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on our behalf, retain all shares tendered. Such tendered shares may not be withdrawn except as provided in Section 3 of this Offer to Purchase, “Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for shares is subject to Exchange Act Rule 14e-1(c), which requires that we pay the consideration offered or return the shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the offer.

If we make a material change in the offer, or if we waive a material condition to the offer, we will extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

If we decide, in our sole discretion, to increase or decrease the consideration offered in the offer or to change the number of shares we are seeking in the offer, and if, at the time that notice of any such changes is first published, sent or given to holders of shares, the offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of shares we are seeking under the offer by not more than two percent of the outstanding shares, then pursuant to Rule 14e-1(b) under the Exchange Act, we would not be required to extend the expiration date of the offer.

We will promptly furnish, at our expense, this Offer to Purchase, the related letter of transmittal and other relevant materials to those record holders of shares, beneficial owners, banks, brokers, dealers, trust companies and other persons who request such material from our information agent.

SECTION 2.  PROCEDURE FOR TENDERING SHARES

Valid Tender. For a stockholder to validly tender shares under the offer (i) the depositary must receive, at one of the addresses set forth on the back cover of this Offer to Purchase and prior to the expiration date of the offer:

•

a letter of transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message (see “—Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering stockholder must, before the expiration date of the offer, comply with the guaranteed delivery procedures we describe below.

The valid tender of shares by you by one of the procedures described in this Section 2 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the offer.

Book-Entry Transfer. For purposes of the offer, the depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the depositary’s account at the book-entry transfer facility, the letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the depositary at one of the addresses set forth on the back cover of this Offer to Purchase prior to the expiration date, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against that participant.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF YOU PLAN TO MAKE DELIVERY BY MAIL, WE RECOMMEND THAT YOU DELIVER BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND OBTAIN PROPER INSURANCE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees. No signature guarantee will be required on a letter of transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs that letter of transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on that letter of transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program, or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Exchange Act.

Except as we describe above, all signatures on any letter of transmittal for shares tendered thereby must be guaranteed by an eligible institution. See instructions 1 and 5 to the letter of transmittal. If the certificates for shares are registered in the name of a person other than the signer of the letter of transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See instructions 1 and 5 to the letter of transmittal.

Guaranteed Delivery. If you wish to tender shares under the offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form we provide, is received by the depositary, as provided below, prior to the expiration date of the offer; and

•

the depositary receives, at one of the addresses set forth on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that notice of guaranteed delivery, either: (i) the certificates representing the shares being tendered together with (1) a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (ii) in the case of any book-entry transfer of the shares being tendered which is effected in accordance with the book-entry transfer procedures we describe above under “—Book-Entry Transfer” within the same three-trading day period (1) either a letter of transmittal, or a facsimile thereof, relating thereto which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, (2) a book-entry confirmation relating to that transfer, and (3) all other required documents.

For these purposes, a “trading day” is any day on which the New York Stock Exchange is open for business.

A notice of guaranteed delivery must be delivered to the depositary by hand, facsimile transmission or mail and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery that is to be delivered to the depositary.

Other Requirements. Notwithstanding any other provision hereof, payment for shares accepted for payment under the offer will in all cases be made only after timely receipt by the depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•

a letter of transmittal, or a facsimile thereof, properly completed and duly executed, with any required signature guarantees thereon, or, in the case of a book-entry transfer, an agent’s message in lieu of a letter of transmittal; and

•	any other documents the letter of transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates representing, or book-entry confirmations respecting, their shares are actually received by the depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Appointment. By executing a letter of transmittal, or a facsimile thereof, or, in the case of a book-entry transfer, by delivery of an agent’s message in lieu of a letter of transmittal, you will irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner the letter of transmittal sets forth, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you and accepted for payment by us and with respect to any and all other shares and other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All these proxies will be considered coupled with an interest in the tendered shares and additional securities attributable thereto. This appointment will be effective when, and only to the extent that, we accept for payment shares tendered by you as provided herein. On that appointment, all prior powers of attorney, proxies and consents you have given with respect to the shares tendered by you and accepted for payment by us and all additional securities attributable thereto will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by you or on your behalf (and, if given, will not be effective). Our designees will thereby be empowered to exercise all your voting and other rights with respect to those shares and additional securities attributable thereto that you may have in respect of any annual, special or adjourned meeting of Wendy’s/Arby’s stockholders, actions by written consent without any such meeting or otherwise, as our designees in their sole discretion deem proper.

Tendering Stockholder’s Representation and Warranty; Purchaser’s Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the expiration date such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the offer.

Determination of Validity. We will decide, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares, and each such decision will be final and binding. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of, or payment for, shares which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the offer, including the letter of transmittal and the instructions thereto, will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, payments with respect to shares tendered in the offer may be subject to backup U.S. federal income tax withholding at a rate of 28%, unless a tendering stockholder:

•	provides a correct taxpayer identification number (“TIN”), (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is a corporation or other exempt payee and, when required, demonstrates this fact and otherwise complies with the applicable requirements of the backup withholding rules.

A tendering stockholder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (“IRS”). To prevent backup withholding with respect to cash payable under the offer, each tendering U.S. stockholder should provide the depositary with the Substitute IRS Form W-9 included in the letter of transmittal, certifying that such stockholder is not subject to, or is exempt from, backup withholding. Tendering noncorporate foreign stockholders should complete and sign the appropriate IRS Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the depositary, in order to avoid backup withholding. See instruction 9 to the letter of transmittal. Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules is allowable as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. You should consult your own tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Lost, Destroyed or Stolen Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify Wendy’s/Arby’s transfer agent, American Stock Transfer & Trust Company, LLC, at the toll-free number 1-800-937-5449. The transfer agent will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PARTIES.

SECTION 3.  WITHDRAWAL RIGHTS

Except as this Section 3 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the offer according to the procedures we describe below at any time prior to the expiration date and you may also withdraw your previously tendered shares at any time after January 5, 2009 unless such shares have been accepted for payment as provided in the offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the stockholder having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the offer. Withdrawn shares may be retendered at any time prior to the expiration date by again following one of the procedures described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

On the terms of and subject to the conditions to the offer, including, if we extend or amend the offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the expiration date for, all shares validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 3 of this Offer to Purchase, “Withdrawal Rights,” up to a maximum of 40,000,000 shares. We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See Sections 1 and 13 of this Offer to Purchase, “Terms of the Offer; Proration” and “Conditions to the Offer.” We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for shares until satisfaction of all conditions to the offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its offer.

In all cases, we will accept for payment and pay for shares accepted under the offer only after timely receipt by the depositary of:

•	certificates representing, or a timely book-entry confirmation respecting, those shares;

•	a letter of transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents the letter of transmittal requires.

Accordingly, tendering stockholders may be paid at different times depending on when certificates for shares or book-entry confirmations respecting shares are actually received by the depositary.

For purposes of the offer, we will be deemed to have accepted for payment, and thereby purchased, shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those shares. On the terms of and subject to the conditions to the offer, we will pay for shares we have accepted for payment under the offer by depositing the purchase price therefor with the depositary. The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose shares we have accepted for payment.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES. If we are delayed in our acceptance for payment of, or payment for, shares or we are unable to accept for payment, or pay for, shares under the offer for any reason, then, without prejudice to our rights under the offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the depositary nevertheless may retain tendered shares on our behalf and those shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 of this Offer to Purchase, “Withdrawal Rights.”

If we do not purchase any tendered shares under the offer for any reason, then, promptly following the expiration or termination of the offer and at no expense to tendering stockholders:

•	the depositary will return certificates it has received respecting tendered shares to the person who delivered those certificates to the depositary; and

•

in the case of tendered shares delivered by book-entry transfer into the depositary’s account at the book-entry transfer facility in accordance with the procedures described in Section 2 of this Offer to Purchase, “Procedure for Tendering Shares,” those shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

SECTION 5.  U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences to certain Wendy’s/Arby’s stockholders who participate in the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, all as in effect as of the date of this Offer to Purchase. Any of these authorities could change, possibly retroactively, and any such change could affect the continuing validity of this discussion.

This discussion is limited to certain Wendy’s/Arby’s stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, including holders that (i) received shares on the exercise of employee stock options or otherwise as compensation, (ii) are subject to special tax treatment under the Code, such as non-U.S. persons, partnerships (or entities treated as partnerships for U.S. federal income tax purposes), persons subject to the alternative minimum tax, persons who have a functional currency other than the U.S. dollar, insurance companies, tax-exempt organizations, employee benefit plans, financial institutions, and brokers, dealers or traders in securities, commodities or foreign currencies, or (iii) hold shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences of the offer to participating stockholders, nor does it address any tax consequences arising under U.S. federal estate or gift tax laws or any state, local or foreign tax laws. If you are considering participating in the offer, you should consult your own tax advisor regarding the application of U.S. federal income tax laws, as well as the application of any state, local or foreign tax laws, to your particular situation.

Taxable Transaction. In general, your receipt of cash for shares tendered in the offer will be a taxable transaction, and you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the offer and your adjusted tax basis in the shares tendered. Such capital gain or loss will be long-term capital gain or loss if your holding period for the tendered shares exceeds one year as of the date of sale. Gain or loss will be calculated separately for each block of shares tendered in the offer. In the case of a tendering noncorporate stockholder, long-term capital gain generally will be eligible for reduced U.S. federal income tax rates. The ability to use capital losses to offset ordinary income is limited.

Backup Withholding. In general, some tendering stockholders may be subject to backup withholding at a 28% rate on cash payments received under the offer, unless certain information is provided to the depositary or an exemption applies. See Section 2 of this Offer to Purchase, “Procedure for Tendering Shares.”

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE LAW IN EFFECT ON THE DATE OF THIS OFFER TO PURCHASE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

SECTION 6.  PRICE RANGE OF THE SHARES

Wendy’s/Arby’s lists its common stock on the New York Stock Exchange under the trading symbol “WEN”. The following table sets forth the high and low sale prices of the shares for each quarter, as reported on the New York Stock Exchange (such shares were listed on the New York Stock Exchange under the symbol “TRY” and “TRY.B” until the close of business on September 29, 2008), based on published financial sources for the last two years.

	Triarc Class A Common Stock		Triarc Class B Common Stock
	High	Low	High		Low
Fiscal year ended December 31, 2006
First Quarter	$18.50	$16.44	$17.48		$14.80
Second Quarter	18.70	15.60	17.84		14.55
Third Quarter	17.70	14.35	16.50		12.86
Fourth Quarter	22.42	16.28	20.56		14.50
Fiscal year ended December 30, 2007
First Quarter	21.99	18.13	20.55		16.65
Second Quarter	19.74	15.64	18.99		15.25
Third Quarter	16.22	12.17	16.90		11.38
Fourth Quarter	14.50	7.89	15.00		7.82
Fiscal year ending December 31, 2008
First Quarter	9.82	6.47	10.11		6.76
Second Quarter	7.35	5.88	7.91		5.90
Third Quarter	6.64	4.75	7.06	(1)	$4.72	(1)
Fourth Quarter (through November 5, 2008)	6.90	2.63	—		—

(1)

Pursuant to the merger between Wendy’s International, Inc. and Wendy’s/Arby’s (then known as Triarc Companies, Inc.), which was consummated on September 29, 2008, all shares of Class B Common Stock of Wendy’s/Arby’s outstanding at the effective time of the merger were converted into Class A Common Stock of Wendy’s/Arby’s and the last day that the Class B Common Stock of Wendy’s/Arby’s was traded on the New York Stock Exchange was the close of business on September 29, 2008.

On November 5, 2008, which was the last full trading day before our commencement of the offer, the last reported sales price of the shares reported by the New York Stock Exchange was $3.29 per share. We urge stockholders to obtain a current market price for the shares.

SECTION 7.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES

If we purchase the maximum number of shares in the offer, following consummation of the offer we and our affiliates, including Messrs. Peltz, May and Garden, will own, in the aggregate, approximately 19.6% of the outstanding shares. Although our purchase of shares under the offer may reduce the total number of stockholders, we do not believe our purchase will have a material adverse effect on the liquidity or value of the shares.

SECTION 8.  INFORMATION CONCERNING WENDY’S/ARBY’S

General. Wendy’s/Arby’s is a Delaware corporation. Wendy’s/Arby’s principal executive offices are located at 1115 Perimeter Center West, Atlanta, GA, 30338 and its telephone number at such address is (678) 514-4100.

Available Information. Wendy’s/Arby’s is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Wendy’s/Arby’s must disclose in its proxy statements distributed to Wendy’s/Arby’s stockholders and filed with the Securities and Exchange Commission information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with Wendy’s/Arby’s. That information is available for inspection at the public reference facilities of the Securities and Exchange Commission at Station Place, 100 F Street N.E., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange Commission’s principal office at Station Place, 100 F Street, N.E., Washington, DC 20549. The Securities and Exchange Commission also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it.

Except as otherwise stated herein, the information concerning Wendy’s/Arby’s contained herein has been taken from or based on publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by Wendy’s/Arby’s to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

SECTION 9.  INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES

General. Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P. and Trian Partners Parallel Fund II, L.P. are investment funds affiliated with Trian Fund Management, L.P., an investment firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden. The principal business addresses, jurisdictions of organization and principal telephone numbers of the Purchaser are set forth on Appendix A and are incorporated herein by reference.

Affiliation. Nelson Peltz, non-executive Chairman of Wendy’s/Arby’s, Peter W. May, non-executive Vice Chairman of Wendy’s/Arby’s, and Edward P. Garden, a Director of Wendy’s/Arby’s, hold all of the membership interests in the general partners of the Purchaser and thus control the Purchaser and each of the funds listed on Appendix A (the entities listed on Appendix A are collectively referred to as the “Trian Funds”). As such, Nelson Peltz, Peter W. May, Edward P. Garden and the Trian Funds may be deemed to be affiliates of Wendy’s/Arby’s.

Group Members. By virtue of the relationships set forth in the subsequent paragraph entitled “Beneficial Ownership,” with respect to its interest in Wendy’s/Arby’s, Purchaser may be deemed to be a member of a group with each of the persons listed on Appendix A and Appendix B.

Each of the Trian Fund’s principal business, state of organization, business address and business telephone number are set forth on Appendix A attached hereto and is incorporated herein by reference.

Mr. Peltz’s, Mr. May’s and Mr. Garden’s current principal occupation or employment is set forth on Appendix B attached hereto and is incorporated by reference herein. Also set forth on Appendix B and incorporated by reference herein are Mr. Peltz’s, Mr. May’s and Mr. Garden’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on.

During the last five years, to the best knowledge of Mr. Peltz, Mr. May, Mr. Garden and the Trian Funds, none of Mr. Peltz, Mr. May, Mr. Garden or the Trian Funds (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of violations of such laws.

Structure of the Trian Funds. Trian Partners General Partner, LLC is the general partner of Trian Partners GP, L.P., which is the general partner of Trian Partners, L.P. and Trian Partners Master Fund, L.P. Trian Partners Parallel Fund I General Partner, LLC is the general partner of Trian Partners Parallel Fund I, L.P. Trian Partners Parallel Fund II General Partner, LLC is the general partner of Trian Partners Parallel Fund II GP, L.P., which is the general partner of Trian Partners Parallel Fund II, L.P. Trian Fund Management GP, LLC is the general partner of Trian Fund Management, L.P., which is the management company for each of the Trian Funds. Each of Trian Fund Management GP, LLC, Trian Partners General Partner, LLC, Trian Partners Parallel Fund I General Partner, LLC and Trian Partners Parallel Fund II General Partner, LLC are owned and controlled by Mr. Peltz, Mr. May and Mr. Garden, who therefore are in a position to determine the investment and voting decisions made by each member of the group.

Beneficial Ownership. The Trian principals and the Trian Funds beneficially own, in the aggregate, 52,059,387 shares, which represents approximately 11.1% of the outstanding shares, based on 469,769,742 shares of Class A Common stock outstanding as of October 31, 2008, as reported in the Wendy’s/Arby’s Form 10-Q filed with the Securities and Exchange Commission on November 6, 2008.

Mr. Peltz directly owns and has the sole power to dispose of and the shared power to vote 15,901,582 shares. Mr. May directly owns and has the sole power to dispose of and the shared power to vote 8,220,114 shares. Mr. Garden directly owns and has the sole power to dispose of and vote 196,425 shares.

The Peltz L.P. is the beneficial owner of 70,650 shares. The general partner of the Peltz L.P. is a limited liability company of which Claudia Peltz, Mr. Peltz’s wife, is the sole member. In addition, Mr. Peltz’s minor children are the beneficial owners of 600 shares. Mr. Peltz may be deemed to beneficially own the shares owned by the Peltz L.P. and his minor children. Mr. Peltz disclaims beneficial ownership of such shares.

The Peltz Family Foundation is the beneficial owner of 238,915 shares. Mr. and Mrs. Peltz, one of their adult children and an unrelated person serve as the trustees of the Peltz Family Foundation. Mr. Peltz disclaims beneficial ownership of such shares.

The May Family Foundation is the beneficial owner of 203,350 shares. Mr. and Mrs. May and their two adult children serve as the directors of the May Family Foundation. Mr. May may be deemed to beneficially own the shares owned by the May Family Foundation. Mr. May disclaims beneficial ownership of such shares.

Pursuant to the Voting Agreement (described in Section 10—“Relationships, Agreements and Transactions With Wendy’s/Arby’s”), Mr. Peltz may also be deemed to share voting power (but has no dispositive power) with respect to 8,220,114 shares beneficially owned by Mr. May (excluding shares beneficially owned by the May Family Foundation), and Mr. May may also be deemed to share voting power (but has no dispositive power) with respect to 15,901,582 shares beneficially owned by Mr. Peltz (excluding shares beneficially owned by the Peltz L.P., Mr. Peltz’s minor children and the Peltz Family

Foundation). Accordingly, Mr. Peltz may be deemed to beneficially own such shares beneficially owned by Mr. May, and Mr. May may be deemed to beneficially own such shares beneficially owned by Mr. Peltz.

Trian Partners, L.P. directly and beneficially owns 6,430,910 shares, representing approximately 1.37% of the outstanding shares, Trian Partners Master Fund, L.P. directly and beneficially owns 20,064,053 shares, representing approximately 4.27% of the outstanding shares, Trian Partners Parallel Fund I, L.P. directly and beneficially owns 576,776 shares, representing approximately 0.12% of the outstanding shares, Trian Partners Parallel Fund II, L.P. directly and beneficially owns 130,691 shares, representing approximately 0.03% of the outstanding shares and Trian Partners GP, L.P. directly and beneficially owns 25,321 shares, representing approximately 0.01% of the outstanding shares (total beneficial ownership percentage is set forth below).

Mr. Peltz, Mr. May and Mr. Garden, by virtue of their relationships to Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P. and Trian Partners GP, L.P., may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own the shares owned by such entities. Mr. Peltz, Mr. May and Mr. Garden disclaim beneficial ownership of such shares.

As a result, Mr. Peltz may be deemed to beneficially own an aggregate of 51,659,612 shares (including shares beneficially owned by Mr. May, the Peltz L.P., Mr. Peltz’s minor children, the Peltz Family Foundation, Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P. and Trian Partners GP, L.P., but excluding shares beneficially owned by the May Family Foundation), representing approximately 11.00% of the outstanding shares.

Mr. May may be deemed to beneficially own an aggregate of 51,552,797 shares (including shares beneficially owned by the May Family Foundation, Mr. Peltz, Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P. and Trian Partners GP, L.P., but excluding shares beneficially owned by the Peltz L.P., Mr. Peltz’s minor children and the Peltz Family Foundation), representing approximately 10.97% of the outstanding shares.

Mr. Garden may be deemed to beneficially own an aggregate of 27,424,176 shares (including shares beneficially owned by Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Parallel Fund II, L.P. and Trian Partners GP, L.P.), representing approximately 5.84% of the outstanding shares.

Trian Fund Management, L.P., by virtue of its relationship to Trian Partners Master Fund, L.P., Trian Partners, L.P., Trian Partners Parallel Fund I, L.P. and Trian Partners Parallel Fund II, L.P., may be deemed to beneficially own 27,227,751 shares, which represents 5.80% of the outstanding shares. Trian Fund Management GP, LLC, by virtue of its relationship to Trian Fund Management, L.P., may be deemed to beneficially own 27,227,751 shares, which represents 5.80% of the outstanding shares. Trian Partners GP, L.P., by virtue of its direct ownership of 25,321 shares and its relationship to Trian Partners, L.P and Trian Partners Master Fund, L.P., may be deemed to beneficially own 27,227,751 shares (including the shares that are directly owned by Trian Partners GP, L.P.), which represents 5.80% of the outstanding shares. Trian Partners General Partner, LLC, by virtue of its relationship to Trian Partners GP, L.P., may be deemed to beneficially own 27,227,751 shares, which represents 5.80% of the outstanding shares. Trian Partners Parallel Fund I General Partner, LLC, by virtue of its relationship to Trian Partners Parallel Fund I, L.P., may be deemed to beneficially own 576,776 shares, which represents 0.12% of the outstanding shares. Trian Partners Parallel Fund II GP, L.P., by virtue of its relationship to Trian Partners Parallel Fund II, L.P., may be deemed to beneficially own 130,691 shares, which represents 0.03% of the outstanding shares. Trian Partners Parallel Fund II General Partner, LLC, by virtue of its relationship to Trian Partners Parallel Fund II, GP, L.P., may be deemed to beneficially own 130,691 shares, which represents 0.03% of the outstanding shares.

The number of shares beneficially owned by the Trian Funds and the percentage of outstanding shares represented thereby have been computed in accordance with Rule 13d-3 under the Exchange Act.

Purchases of Shares. This offer is being made to all holders of outstanding shares. To the extent that any officer, director or affiliate of Wendy’s/Arby’s is a holder of such shares and validly tenders such shares pursuant to this offer, we plan to purchase their shares upon the terms and subject to the conditions set forth in this Offer to Purchase.

Acquisition of Shares Pursuant to the Wendy’s/Arby’s Merger

Upon consummation of the merger between Wendy’s International, Inc., which we refer to as Wendy’s, and Triarc Companies, Inc., which we refer to as Triarc, the shares of Wendy’s that were directly owned by Trian Partners GP, L.P., Trian Partners Master Fund, L.P., Trian Partners, L.P., Trian Partners Parallel Fund I, L.P. and Trian Partners Parallel Fund II, L.P. prior to the effective time of the merger were converted into shares of Class A Common Stock of Wendy’s/Arby’s at an exchange rate of 4.25 shares of Wendy’s/Arby’s Class A Common Stock for each share of Wendy’s Common Stock. As a result of the merger, Trian Partners GP, L.P., Trian Partners Master Fund, L.P., Trian Partners, L.P., Trian Partners Parallel Fund I, L.P. and Trian Partners Parallel Fund II, L.P. acquired 25,321, 16,946,215, 5,431,589, 576,776, and 130,691 shares, respectively.

Upon consummation of the merger between Wendy’s and Triarc, each outstanding share of Class B Common Stock of Wendy’s/Arby’s was converted into one (1) share of Class A Common Stock of Wendy’s/Arby’s. Pursuant to this conversion, Mr. Peltz, Mr. May and Mr. Garden acquired 8,918,689, 4,612,945 and 194,370 shares of Class A Common Stock of Wendy’s/Arby’s, respectively. In addition, pursuant to this conversion Trian Partners, L.P., Trian Master Fund, L.P., the Peltz L.P., the Peltz Family Foundation, Mr. Peltz’s minor children, and the May Family Foundation acquired 651,988, 2,034,171, 47,100, 238,915, 400 and 75,550 shares of Class A Common Stock of Wendy’s/Arby’s, respectively.

Other Acquisitions of Shares

Other than shares acquired pursuant to the merger between Wendy’s and Triarc and the conversion of Triarc’s Class B Common Stock into shares of Class A Common Stock as described above, the table included in Appendix C sets forth transactions in shares of Wendy’s International, Inc. (prior to consummation of the merger), Triarc Companies, Inc. (prior to consummation of the merger) and Wendy’s/Arby’s Group, Inc. (following consummation of the merger) by Nelson Peltz, Peter W. May, Edward P. Garden and the Trian Funds during the past 60 days. Appendix C, which is attached hereto and is incorporated herein by reference, provides the identity of the person or entity who effected each transaction, the date of each transaction, the amount of securities involved in each transaction and the price paid per share in connection with each transaction.

Except as set forth in this Section 9—“Information Concerning the Purchaser and its Affiliates” and in Appendix C, none of Mr. Peltz, Mr. May, Mr. Garden or the Trian Funds has during the past 60 days effected any transaction in any equity securities of Wendy’s/Arby’s.

SECTION 10.  RELATIONSHIPS, AGREEMENTS AND TRANSACTIONS WITH WENDY’S/ARBY’S

Agreements With Respect to Securities of Wendy’s/Arby’s

Bank of America Loans

As of January 18, 1996 and as subsequently amended, Mr. Peltz and Mr. May, in their individual capacity, each entered into agreements to receive separate revolving demand loans from Bank of America, N.A., formerly known as NationsBank, N.A. In connection with these loans, Mr. Peltz and Mr. May each entered into separate Pledge and Security Agreements, pursuant to which the loans were secured by shares of Wendy’s/Arby’s. Bank of America, N.A. is an affiliate of the dealer manager, Banc of America Securities LLC.

Voting Agreement

Mr. Peltz and Mr. May entered into a Voting Agreement, dated as of July 23, 2004, pursuant to which they each agreed that, at any stockholders meeting of Wendy’s/Arby’s (or written consent in lieu thereof), Mr. Peltz and Mr. May (and any of their family members or affiliates to whom they have transferred any shares) would not vote any shares beneficially owned or acquired in the future by them without the prior approval of the other. Both Mr. Peltz and Mr. May may sell, give, assign or otherwise dispose of (whether by operation of law or otherwise) any and all shares to non-affiliates free and clear of the rights and obligations of the Voting Agreement. The Voting Agreement will be terminated on the date either Mr. Peltz or Mr. May determines and notifies the other in writing or upon the date of the death of either Mr. Peltz or Mr. May.

Agreements and Relationships With Respect to Employment

Nelson Peltz

Mr. Peltz served as Chairman and CEO of Triarc Companies, Inc. (predecessor to Wendy’s/Arby’s) from April 23, 1993 until his resignation effective as of June 29, 2007 and currently serves as the non-executive Chairman of Wendy’s/Arby’s. According to Triarc Companies, Inc.’s Proxy Statement filed with the Securities and Exchange Commission on Form S-4/A on August 15, 2008, Mr. Peltz received total compensation from Triarc Companies of $16,396,326 in 2006 and $74,466,905 in 2007. The amounts paid in 2007 to Mr. Peltz included $45,165,589 pursuant to a contract settlement between Mr. Peltz and Triarc Companies, Inc. in connection with Triarc Companies, Inc.’s 2007 corporate restructuring and $24,271,781 from prior deferred compensation arrangements.

Peter W. May

Mr. May served as President and COO of Triarc Companies, Inc. (predecessor to Wendy’s/Arby’s) from April 23, 1993 until his resignation effective as of June 29, 2007 and currently serves as non-executive Vice Chairman of Wendy’s/Arby’s. According to Triarc Companies, Inc.’s Proxy Statement filed with the Securities and Exchange Commission on Form S-4/A on August 15, 2008, Mr. Peltz received total compensation from Triarc Companies of $7,945,266 in 2006 and $37,300,278 in 2007. The amounts paid in 2007 to Mr. May included $22,585,685 pursuant to a contract settlement between Mr. May and Triarc Companies, Inc. in connection with Triarc Companies, Inc.’s 2007 corporate restructuring and $12,135,304 from prior deferred compensation arrangements.

Edward P. Garden

Mr. Garden served as Vice Chairman of Triarc Companies, Inc. (predecessor to Wendy’s/Arby’s) from July 1, 2003 until the termination of his employment effective June 29, 2007. According to Triarc Companies, Inc.’s Proxy Statement filed with the Securities and Exchange Commission on April 30, 2007, Mr. Garden received total compensation from Triarc Companies, Inc. of $3,880,566 in 2006. Mr. Garden received total compensation from Triarc Companies, Inc. of $2,534,578 in 2007.

SECTION 11.  SOURCE AND AMOUNT OF FUNDS

If we purchase 40,000,000 shares pursuant to the offer at $4.15 per share, our aggregate cost will be $166 million, not including fees and expenses, which are estimated to be approximately $1 million. We will obtain such funds from our existing cash and cash equivalents and/or margin borrowings and our ability to realize cash upon sale of liquid securities. The offer is not conditioned on any financing arrangements. See Introduction and Section 1 of this Offer to Purchase, “Terms of the Offer; Proration.”

Our margin borrowings bear interest at the federal funds rate plus 45 basis points and are due on demand and are secured by the securities in our account. We have no present plans or arrangements as to the source of refinancing or repayment of any borrowings made from our accounts.

SECTION 12.  BACKGROUND AND PURPOSE OF THE OFFER; PLANS; USE OF SECURITIES

Background and Purpose.

From December 2005 until consummation of the merger between Wendy’s and Triarc on September 29, 2008 the Trian principals and the Trian Funds were the beneficial owners of more than 5% of the outstanding common stock of Wendy’s. On several occasions during this period, the Trian

Funds shared with Wendy’s their views regarding certain strategic alternatives that they believed Wendy’s should consider.

On March 2, 2006, the Trian principals and the Trian Funds entered into an agreement with Wendy’s pursuant to which Wendy’s agreed to use its reasonable best efforts to take certain strategic actions recommended by the Trian Funds and to appoint three members to its Board of Directors who were nominated by the Trian Funds. As part of this agreement, the Trian principals and the Trian Funds agreed to a standstill provision that terminated on June 30, 2007.

During the period between July 3, 2007 and April 23, 2008, the Trian Funds, Triarc and Wendy’s engaged in discussions relating to a potential business combination involving Wendy’s and Triarc, the owner of Arby’s Restaurant Group, Inc., the franchisor of the Arby’s® restaurant system.

On April 23, 2008, Triarc and Wendy’s entered into an Agreement and Plan of Merger pursuant to which each outstanding share of Wendy’s common stock would be converted into 4.25 shares of Class A Common Stock of Triarc.

On September 16, 2008, the Trian Funds disclosed in an amended Schedule 13D filing their intention to increase their investment in Triarc and/or Wendy’s through the acquisition of additional shares of Triarc and/or Wendy’s common stock. During the period between September 16, 2008 and September 29, 2008, the Trian Funds acquired additional shares of common stock of Triarc and Wendy’s.

On September 29, 2008, the merger between Triarc and Wendy’s closed. Upon consummation of the merger, Triarc Companies, Inc. changed its name to Wendy’s/Arby’s Group, Inc.

Immediately following consummation of the merger between Wendy’s and Triarc, the Trian principals and the Trian Funds, in the aggregate, beneficially owned approximately 11.15% (based on the pro forma calculation of 466,914,000 shares of Class A Common Stock outstanding as of June 29, 2008, as reported in Triarc’s Form S-4/A, filed with the Securities and Exchange Commission on August 15, 2008). Since September 29, 2008, the Trian Funds have acquired additional shares in open market transactions and Mr. Peltz, Mr. May and Mr. Garden received shares in lieu of directors fees and options upon their reelection to the Wendy’s/Arby’s board, such that, as of November 5, 2008, the Trian principals and the Trian Funds, in the aggregate, beneficially owned approximately 11.08% of the outstanding shares, based on 469,769,742 shares of Class A Common Stock outstanding as of October 31, 2008, as reported in the Wendy’s/Arby’s Form 10-Q filed with the Securities and Exchange Commission on November 6, 2008.

On October 24, 2008, at a meeting of the Board of Directors of Wendy’s/Arby’s, Mr. Peltz, on behalf of the Trian Funds, advised the Board of Directors of Wendy’s/Arby’s that consistent with indications given earlier that week to members of the Wendy’s/Arby’s board, the Trian Funds were considering the acquisition of additional shares through a tender offer. At the Board meeting on October 24, the Board, among other things, delegated authority to the Audit Committee (which is comprised of independent directors) to review and evaluate the terms and conditions of the offer and make a recommendation to the Board whether to approve the offer for purposes of Section 203 of the Delaware General Corporate Law (which we refer to as the DGCL) and what position Wendy’s/Arby’s should take in its Solicitation/Recommendation Statement on Schedule 14D-9.

On October 29, 2008, counsel for the Trian Funds indicated to counsel for the Audit Committee that we were considering making a tender offer for approximately $150 to $160 million at a premium of 30% to 33% assuming a current market price of approximately $3.00 per share of Wendy’s/Arby’s stock if the Wendy’s/Arby’s board approved the tender offer for purposes of Section 203 of the DGCL permitting the Trian Funds and their affiliates and associates to acquire up to an aggregate of 35% of the outstanding shares of Wendy’s/Arby’s through this offer and/or future acquisitions of Wendy’s/Arby’s shares. During this conversation, counsel for the Trian Funds said that the amount of shares targeted for purchase in and pricing for the tender offer would be confirmed when the Trian Funds made their determination as to whether to proceed with the tender offer.

On November 3, 2008, our counsel sent a non-binding preliminary term sheet to counsel for the Audit Committee. The term sheet set forth proposed terms for a tender offer to purchase up to 40,000,000 shares for a net price per share in cash of $4.15. Our counsel advised the Audit Committee’s counsel that we would be prepared to commence an offer on the terms set forth in the term sheet if (i) the Wendy’s/Arby’s board granted a waiver under Section 203 of the DGCL to allow the Trian Funds and their affiliates to acquire up to 35% of the outstanding shares through the tender offer and/or subsequent purchases of shares and (ii) the Wendy’s/Arby’s board agreed to recommend the tender offer to Wendy’s/Arby’s shareholders.

Also, on November 3, 2008, the Audit Committee’s counsel, having previously indicated to our counsel that the Audit Committee would expect the Trian Funds to enter into a standstill agreement with the Company in consideration for the granting of a waiver under Section 203 of the DGCL, sent our counsel a proposed form of standstill agreement which, among other things, would restrict the Trian Funds from taking certain actions with respect to Wendy’s/Arby’s shares, including actions involving the acquisition and disposition of such shares and solicitation of proxies and the submission of any takeover proposal. Through our counsel, we informed the Audit Committee that we did not believe such an agreement would be in the best interest of Wendy’s/Arby’s shareholders and that the limited waiver we requested under Section 203 of the DGCL would accomplish the objectives of the standstill agreement because Section 203 of the DGCL would impose sufficient restrictions on the Trian Funds if they were to acquire more than 35% of the outstanding Wendy’s/Arby’s shares. Additionally, we advised the Audit Committee that we would be prepared to enter into an agreement with the Company under which the Trian Funds and their affiliates would agree that for as long as Wendy’s/Arby’s is a publicly traded company (i) a majority of Wendy’s/Arby’s board would be comprised of directors who are independent under New York Stock Exchange regulations and (ii) the Audit Committee would be required to review and evaluate all related party transactions.

On November 4, 2008, the Audit Committee’s counsel sent our counsel a revised form of standstill agreement. Through our counsel, we informed the Audit Committee that we were unwilling to enter into the standstill agreement in the revised form because it still restricted the Trian Funds from taking certain actions with respect to Wendy’s/Arby’s shares, including the acquisition of such shares, the solicitation of proxies and the submission of any takeover proposal. Later in the day, the Audit Committee’s counsel informed us that the Audit Committee would require the Trian Funds to enter into a standstill arrangement substantially in the revised form previously provided in order for the Audit Committee to recommend that the Wendy’s/Arby’s board grant our request for a waiver under Section 203 of the DGCL. We responded that the proposed form of standstill agreement was not acceptable to us and indicated that we would be willing to amend our request such that the board would grant us a waiver under Section 203 of the DGCL to acquire up to 30% of the outstanding shares through the tender offer and/or subsequent acquisitions of shares. If the board granted this amended request for a waiver under Section 203 of the DGCL and agreed to recommend our tender offer to shareholders, we indicated that we would be prepared to commence the proposed tender offer for up to 40,000,000 shares at a price of $4.15 per share. However, if the board determined not to grant the waiver we requested under Section 203 of the DGCL and did not agree to recommend our tender offer to shareholders, we would be prepared to commence a tender offer for up to 40,000,000 shares at a price of $4.00 per share.

On November 5, 2008, following continued discussions between representatives of the Trian Funds and the Audit Committee and their respective counsel, the Trian Funds and Wendy’s/Arby’s entered into an agreement, which was unanimously recommended by the Audit Committee and approved by the independent members of the Wendy’s/Arby’s Board excluding the management director and one other director not present (with Messrs. Peltz, May and Garden not attending the Board meeting because of their interest in the matters being considered). Pursuant to the agreement, the Wendy’s/Arby’s independent directors agreed to (i) grant us a waiver under Section 203 of the DGCL to acquire up to 25% of the outstanding shares through the tender offer and/or subsequent acquisitions of shares and (ii) take a neutral position with respect to the offer in the Wendy’s/Arby’s Schedule 14D-9. The Trian Funds agreed that, so long as Wendy’s/Arby’s has a class of equity securities that is listed for trading on the New York Stock Exchange or any other national securities exchange, (a) the Trian Funds and any affiliate or associate of the Trian Funds will not participate in any proxy solicitation or submit any proposal, if the result of such solicitation or proposal would be to cause the Wendy’s/Arby’s board to be comprised of less than a majority of independent directors and (b) the Trian Funds and any affiliate or associate of the Trian Funds will not engage in any related party transaction with Wendy’s/Arby’s unless such transaction is approved by the Audit Committee of the Wendy’s/Arby’s Board of Directors or other committee that is comprised of independent directors. The Trian Funds also agreed that they would not amend the offer to reduce the price per share payable to tendering shareholders to less than $4.15 per share. The agreement will terminate upon the earlier to occur of (i) the Trian Funds ceasing to own in the aggregate 15% of the outstanding voting power of Wendy’s/Arby’s, (ii) the third anniversary of the date of the agreement and (iii) such time as any person other than the Trian Funds or any affiliate, associate of, or member of a Schedule 13D group with, the Trian Funds, makes an offer to purchase an amount of shares that when added to the number of shares already beneficially owned by such person and its affiliates and associates equals or exceeds 50% of the outstanding voting power of Wendy’s/Arby’s or all or substantially all of the assets of Wendy’s/Arby’s or solicits proxies with respect to a majority slate of directors. Additionally, if following consummation of the offer, the Trian Funds are not the owners of 15% of the outstanding shares (including existing shares owned prior to the offer), the entire agreement will become null and void ab initio and the waiver granted to the Trian Funds under Section 203 of the DGCL will no longer be in effect. The Trian Funds then determined to commence this offer for up to 40,000,000 shares at a price of $4.15 per share.

Purchaser is making this offer because the Trian Funds would like to increase their equity investment in Wendy’s/Arby’s through the acquisition of additional shares.

Plans. The Trian principals and Trian Funds intend to review their investment in Wendy’s/Arby’s on a continuing basis. Depending on various factors, including, without limitation, Wendy’s/Arby’s financial position, results and strategic direction, price levels of the common stock of Wendy’s/Arby’s, conditions in the securities and credit markets and general economic and industry conditions, the Trian principals and Trian Funds may take such actions with respect to their investment in Wendy’s/Arby’s as they deem appropriate. The Trian principals and Trian Funds currently intend to increase their investment in Wendy’s/Arby’s through the acquisition of additional common stock of Wendy’s/Arby’s subsequent to the expiration of the offer. Future acquisitions of common stock of Wendy’s/Arby’s will depend, among other things, on market and economic conditions, the Trian principals and Trian Funds’ overall investment strategies and capital availability and applicable regulatory and legal constraints, and there can be no assurance that the Trian principals and Trian Funds will acquire additional common stock of Wendy’s/Arby’s. Further, the Trian Funds and Trian principals may, from time to time, propose business strategies to Wendy’s/Arby’s. The Trian principals and Trian Funds reserve the right to change their current plans and intentions, which may include a decision not to acquire additional common stock of Wendy’s/Arby’s or to sell or distribute some or all of their Wendy’s/Arby’s common stock in the open market, in private transactions, or otherwise.

The Trian Funds and its affiliates do not have any current plans, proposals or negotiations that relate to or would result in: (1) any extraordinary transaction, such as a merger, reorganization or liquidation involving Wendy’s/Arby’s or any of its subsidiaries; (2) any purchase, sale or transfer of a material amount of assets of Wendy’s/Arby’s or any of its subsidiaries; (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of Wendy’s/Arby’s; (4) any change in the present Board of Directors or management of Wendy’s/Arby’s including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (5) any other material change in Wendy’s/Arby’s corporate structure or business; (6) any class of equity securities of Wendy’s/Arby’s to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (7) any class of equity securities of Wendy’s/Arby’s becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (8) the suspension of Wendy’s/Arby’s obligation to file reports under Section 15(d) of the Exchange Act; or (9) any changes in Wendy’s/Arby’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Wendy’s/Arby’s.

SECTION 13.  CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the offer at any time, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Securities and Exchange

Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares promptly after termination or withdrawal of the offer), pay for, and may delay or postpone the acceptance for payment of and accordingly the payment for, any tendered shares, and may amend or terminate the offer, if, at any time on or after November 6, 2008, and before the time of payment for any such shares (whether or not any shares have theretofore been accepted for payment pursuant to the offer), any of the following events shall occur or conditions shall exist:

(a) there shall be threatened or instituted or pending any action, proceeding, application or counterclaim by or before any court, government or governmental authority or agency or tribunal, domestic or foreign (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the offer, the acceptance for payment of, or payment for, some or all the shares by Purchaser, (B) seeking to obtain material damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the offer, (2) seeking to impose or confirm limitations on the ability of Purchaser effectively to exercise full rights of ownership of the shares, including, without limitation, the right to vote any shares acquired by any such person on all matters properly presented to Wendy’s/Arby’s stockholders, (3) seeking to require divestiture by Purchaser of any shares, (4) seeking any material diminution in the benefits expected to be derived by Purchaser as a result of the transactions contemplated by the offer, (5) which otherwise directly or indirectly relates to the offer or which otherwise, in the reasonable judgment of Purchaser, might materially adversely affect Purchaser, Wendy’s/Arby’s or any of their respective affiliates or the value of the shares or (6) in the reasonable judgment of Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Wendy’s/Arby’s or any of its subsidiaries;

(b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to Purchaser or (2) to the offer, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the reasonable judgment of Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above;

(c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Wendy’s/Arby’s or any of its subsidiaries which, in the reasonable judgment of Purchaser, is or may be materially adverse to Purchaser or any of their respective affiliates or Wendy’s/Arby’s or to any of its subsidiaries, or Purchaser shall have become aware of any fact which, in the reasonable judgment of Purchaser, has or may have material adverse significance, with respect to either the value of Wendy’s/Arby’s or any of its subsidiaries or the value of the shares to Purchaser;

(d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement or escalation of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Wendy’s/Arby’s or its subsidiaries do business that could, in the reasonable judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Wendy’s/Arby’s or any of its subsidiaries or the trading in, or value of, the shares, (7) any decline in either the Dow Jones Industrial Average, or the Standard & Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 10% measured from the close of business on November 5, 2008 or any material adverse change in the market price in the shares, (8) a 10% decrease, measured from the close of trading on November 5, 2008 (the last trading day prior to the commencement of the offer), in the market price for the shares or in the general level of market prices for equity securities in the United States (9) a 10% change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor or (10) in the case of any of the foregoing existing on November 5, 2008, a material acceleration or worsening thereof;

(e) we become aware (1) that any material contractual right of Wendy’s/Arby’s or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of Wendy’s/Arby’s or any of its subsidiaries has been or will be accelerated or has otherwise become or will become due or become subject to acceleration prior to its stated due date, or, in each case, would reasonably be expected to occur, in each case, with or without notice or the lapse of time or both, as a result of or in connection with the offer or (2) of any covenant, term or condition in any instrument or agreement of Wendy’s/Arby’s or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Wendy’s/Arby’s or any of its subsidiaries or affiliates or the value of the shares to the Purchaser (including, without limitation, any event of default that may ensue as a result of or in connection with the offer or the acceptance for payment of or payment for some or all of the shares by the Purchaser);

(f) Wendy’s/Arby’s or any of its subsidiaries shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding shares or other securities or other equity interests, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional shares, other than shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof on the date of this Offer to Purchase) of director or employee stock options outstanding on the date of this Offer to Purchase, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (5) incurred any debt otherwise than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of the Purchaser, burdensome covenants or security provisions, (6) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Wendy’s/Arby’s or any of its subsidiaries or any comparable event not in the ordinary course of business, (7) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the Purchaser’s reasonable judgment, could adversely affect either the value of Wendy’s/Arby’s or any of its subsidiaries or the value of the shares to the Purchaser, (8) acquired, or authorized, recommended or proposed to acquire, any business or assets material to Wendy’s/Arby’s or any of its affiliates (except purchases of inventory in the ordinary course of business consistent with past practice), (9) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Wendy’s/Arby’s other than regular quarterly dividends in amounts no greater than the amounts historically paid, or (10) amended or authorized or proposed any amendment to their respective certificate of incorporation or bylaws or similar organizational documents, or the Purchaser shall become aware that Wendy’s/Arby’s or any of its subsidiaries shall have proposed or adopted any such amendment which has not been previously disclosed in publicly available documents on file with the Securities and Exchange Commission;

(g) a tender or exchange offer for any shares shall be made or publicly proposed to be made by any other person other than the Purchaser (including, without limitation, Wendy’s/Arby’s or any of its subsidiaries or any other affiliates) or it shall be publicly disclosed or the Purchaser shall otherwise learn that (1) any person, entity (including, without limitation, Wendy’s/Arby’s or any of its subsidiaries or affiliates) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Purchaser shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of Wendy’s/Arby’s (including, without limitation, the shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Wendy’s/Arby’s (including, without limitation, the shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the Securities and Exchange Commission on, (2) any such person, entity or group, which before had filed such a Schedule with the Securities and Exchange Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of Wendy’s/Arby’s (including, without limitation, the shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of Wendy’s/Arby’s (including, without limitation, the shares), (3) any person or group other than the Purchaser shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving Wendy’s/Arby’s or any of its subsidiaries, or (4) any person other than the Purchaser shall file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act), or make a public announcement reflecting an intent to acquire Wendy‘s/Arby’s or any assets or securities of Wendy’s/Arby’s or any of its subsidiaries (other than purchases by customers of inventory in the ordinary course of business);

(h) any waiting periods under the HSR Act applicable to the purchase of the shares pursuant to the offer shall not have expired or been terminated, or any other approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the offer shall not have been obtained on terms satisfactory to the Purchaser;

(i) the Board of Directors of Wendy’s/Arby’s shall not have taken any action, such that, the provisions of Section 203 of the Delaware General Corporation Law would, upon consummation of the offer and any subsequent acquisition of shares by Purchaser or any of its affiliates or associates of up to an aggregate of 25% of the outstanding shares, prohibit or restrict any business combination, as defined therein, involving Wendy’s/Arby’s on the one hand and the Purchaser or its affiliates and associates on the other hand;

(j) the period during which the Ohio Division of Securities may suspend our offer pursuant to the Ohio Control Bid Law shall have expired, without the occurrence of any such suspension (or if a suspension shall have occurred, it shall no longer be continuing), or Purchaser shall be satisfied, in its reasonable discretion, that the Ohio Control Bid Law is invalid or inapplicable to the acquisition of the shares as described herein;

(k) legislation amending the Code has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the offer in any manner that would materially adversely affect us or any of our affiliates; or

(l) any approval, permit, authorization, favorable review or consent of any governmental, administrative or regulatory entity, agency or authority with jurisdiction over the offer, Purchaser or Wendy’s/Arby’s shall not have been obtained on terms satisfactory to us in our reasonable discretion.

All conditions to the offer must be satisfied or, other than those conditions dependent upon the receipt of governmental approvals, waived at the sole discretion of the Trian Funds and Trian principals, prior to the expiration of the offer, in each case, regardless of the circumstances giving rise to such condition (including any action or inaction by Wendy’s/Arby’s). The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right prior to the expiration of the offer, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the offer. In the event that we become aware that a condition has failed, or will necessarily fail, prior to the expiration of the offer, we will promptly notify you, which notification may be made by a press release, whether we will waive such condition and proceed with the offer or terminate the offer. In the event that we waive any such condition, we will extend the expiration of the offer to the extent necessary for the offer to expire no earlier than five business days from the date of our announcement of such waiver.

SECTION 14.  LEGAL MATTERS

Except as described in this Section 14, based on a review of publicly available filings Wendy’s/Arby’s has made with the Securities and Exchange Commission and other publicly available information concerning Wendy’s/Arby’s, we are not aware of any license or regulatory permit that appears to be material to the business of Wendy’s/Arby’s that might be adversely affected by our acquisition of shares as contemplated by the offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of shares by us as contemplated by the offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request Wendy’s/Arby’s to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any shares tendered. Stockholders tendering in the offer will not waive any rights that they may have under the federal securities laws. See Section 13 of this Offer to Purchase, “Conditions to the Offer.”

Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), the purchase of shares in the offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by us of a Notification and Report Form with the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) with respect to the offer, unless we receive a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from us concerning such offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by us with such request. The HSR Act authorizes only one extension of the waiting period pursuant to a request for additional information. Thereafter, such waiting period may be extended only by court order or with our consent. Expiration or termination of the applicable waiting periods under the HSR Act is a condition to our obligation to accept for payment and pay for shares tendered pursuant to the offer.

Ohio Control Bid Statute. Wendy’s/Arby’s may be considered a “subject company”, as defined in the Ohio Control Bid Statute, R.C. 1707.041-1707.043, which defines a “subject company” as one in which the issuer (i) has its principal place of business or its principal executive offices located in Ohio, or an issuer that owns or controls assets located within Ohio that has a fair market value of at least one million dollars, and (ii) more than 10% of its beneficial or record equity security holders are residents of Ohio. Based on information supplied by Wendy’s/Arby’s, Wendy’s/Arby’s may satisfy both of these requirements. Without admitting the Ohio Control Bid Statute is applicable, the Purchaser is filing Form 041, Filing of Information Pertaining to a Control Bid, with the Ohio Division of Securities concurrently with filing of the Schedule TO with the Securities and Exchange Commission. The Ohio Division of Securities will have five days to complete its review of the filing and to notify the Purchaser in the event that it determines that the filing contained any deficiencies or if additional information is required. If the Ohio Division of Securities does not contact the Purchaser within that five day period, then Ohio’s possible jurisdiction with regard to the offer lapses.

Other State Takeover Laws. Other than Section 203 of the Delaware General Corporation Law and the Ohio Control Bid Statute, R.C. 1707.041-1707.043, Purchaser is not aware of any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the offer. Except as described in this Offer to Purchase, Purchaser has not attempted to comply with any state takeover statute or regulation in connection with the offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the offer, Purchaser might be unable to accept for payment or pay for shares tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any shares tendered.

SECTION 15.  FEES AND EXPENSES

Banc of America Securities LLC is acting as dealer manager for the offer and in addition is providing certain services to Purchaser and the Trian Funds in connection with the offer, for which services Banc of America Securities LLC will receive customary compensation, a portion of which is contingent upon consummation of the offer. Purchaser has agreed to indemnify Banc of America Securities LLC, its affiliates and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In the ordinary course of business, Banc of America Securities LLC and its affiliates may actively trade or hold the securities or loans of Wendy’s/Arby’s for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or loans.

We have retained Innisfree M&A Incorporated to act as the information agent and American Stock Transfer & Trust Company, LLC to serve as the depositary in connection with the offer. The information agent and the depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws. The information agent may contact Wendy’s/Arby’s stockholders by mail, facsimile or personal interviews and may request banks, brokers, dealers, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners of the shares.

We will not pay any fees or commissions to any broker or dealer or other person, other than the depositary and the information agent, in connection with the solicitation of tenders of shares under the offer. We will reimburse banks, brokers, dealers, trust companies and other nominees on their request for customary mailing and handling expenses they incur in forwarding material to their customers. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the information agent or the depositary for the purposes of the offer.

SECTION 16.  DIVIDENDS AND DISTRIBUTIONS

If, on or after November 5, 2008, Wendy’s/Arby’s should (a) split, combine or otherwise change the shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding shares or other securities or (c) issue or sell additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 13 of this Offer to Purchase, “Conditions to the Offer,” we, in our sole discretion, may make such adjustments as we deem appropriate in the offer price and other terms of the offer, including, without limitation, the number or type of securities offered to be purchased.

If after November 5, 2008, Wendy’s/Arby’s should declare or pay any cash dividend or other distribution on the shares (other than regular quarterly dividends in amounts no greater than the amounts historically paid), or issue, with respect to the shares, any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the shares purchased pursuant to the offer to us or our nominees or transferees on the Wendy’s/Arby’s stock transfer records, then, subject to the provisions of Section 13 of this Offer to Purchase, “Conditions to the Offer,” (i) the offer price will be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. If the offer price is reduced pursuant to the preceding sentence, and if, at the time that notice of any such reduction in the offer price is first published, sent or given to holders of shares, the offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the offer will be extended at least until the expiration of such period of ten business days. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price for the shares or deduct therefrom the amount or value thereof, as we determine in our sole discretion.

SECTION 17.  MISCELLANEOUS

The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not comply with the laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the offer or the tender of shares in connection therewith would not be in compliance with the laws of such jurisdiction. If we become aware of any state law prohibiting the making of the offer or the acceptance of shares pursuant thereto in such state, we will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

We have filed with the Securities and Exchange Commission a Schedule TO under Exchange Act Rule 14d-3, together with exhibits, furnishing additional information with respect to the offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 of this Offer to Purchase, “Information Concerning Wendy’s/Arby’s.”

November 6, 2008	Trian Partners, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Parallel Fund II, L.P.

Appendix A

TRIAN FUNDS

Trian Partners GP, L.P.(1)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware
Trian Partners, L.P.(1)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware
Trian Partners Master Fund, L.P.(1)	P.O. Box 896GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, BWI. Telephone Number: (212) 451-3000	Cayman Islands
Trian Partners Parallel Fund I, L.P.(1)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware
Trian Partners Parallel Fund II, L.P.(1)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware
Trian Partners Parallel Fund II GP, L.P.(1)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware
Trian Fund Management GP, LLC(2)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware
Trian Partners Parallel Fund I General Partner, LLC(3)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware
Trian Partners Parallel Fund II General Partner, LLC(4)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware
Trian Partners General Partner, LLC(5)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware
Trian Fund Management, L.P.(6)	280 Park Avenue New York, NY 10017 Telephone Number: (212) 451-3000	Delaware

(1)	Primarily engaged in the business of investing in securities.

(2)	Primarily engaged in the business of serving as the general partner to Trian Fund Management, L.P.

(3)	Primarily engaged in the business of serving as the general partner to Trian Partners Parallel Fund I, L.P.

(4)	Primarily engaged in the business of serving as the general partner to Trian Partners Parallel Fund II GP, L.P.

(5)	Primarily engaged in the business of serving as the general partner of Trian Partners GP, L.P.

(6)

Primarily serves as the management company for certain funds and accounts, including Trian Partners Master Fund, L.P., Trian Partners, L.P., Trian Partners Parallel Fund I, L.P. and Trian Partners Parallel Fund II, L.P.

A-1

Appendix B

TRIAN PRINCIPALS

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the Trian Principals are set forth below. The business address and phone number of each such Trian Principal is 280 Park Avenue, New York NY 10017 and the telephone number is (212) 451-3000. Each Trian Principal below is a citizen of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
Nelson Peltz

Mr. Peltz served as Chairman and CEO of Triarc Companies, Inc. (predecessor to Wendy’s/Arby’s) from April 23, 1993 until his resignation effective as of June 29, 2007 and currently serves as the non-executive Chairman of Wendy’s/Arby’s. He also served as Chairman and Chief Executive Officer of Triarc and as a director or manager and officer of certain of Triarc’s subsidiaries from April 1993 through June 2007. Additionally, Mr. Peltz has been Chief Executive Officer and a founding partner of Trian Partners since November 2005. Mr. Peltz has also been Chairman of the Board of Trian Acquisition I Corp. since its inception in October 2007. Trian Acquisition I Corp. is a publicly traded blank check company formed to effect a business combination. From its formation in January 1989 to April 1993, Mr. Peltz was Chairman and Chief Executive Officer of Trian Group, Limited Partnership (“Trian Group”), which provided investment banking and management services for entities controlled by Mr. Peltz and Mr. May. From 1983 to December 1988, he was Chairman and Chief Executive Officer and a director of Triangle Industries, Inc., which, through wholly-owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. Peltz has also served as a director of H.J. Heinz Company since September 2006. Mr. Peltz is the father-in-law of Edward P. Garden. Mr. Peltz is 66 years of age.

Peter W. May

Mr. May served as President and COO of Triarc Companies, Inc. (predecessor to Wendy’s/Arby’s) from April 23, 1993 until his resignation effective as of June 29, 2007 and currently serves as non-executive Vice Chairman of Wendy’s/Arby’s. He served as the President and Chief Operating Officer of Triarc and also as a director or manager and officer of certain of Triarc’s subsidiaries from April 1993 through June 2007. Additionally, Mr. May has been President and a founding partner of Trian Partners since November 2005. Mr. May has also been Vice Chairman and a Director of Trian Acquisition I Corp. since its inception in October 2007. From its formation in January 1989 to April 1993, Mr. May was President and Chief Operating Officer of Trian Group. He was President and Chief Operating Officer and a director of Triangle from 1983 until December 1988. Mr. May has also served as a director of Tiffany & Co. since May 2008 and of Deerfield Capital Corp. since December 2007. Mr. May is 65 years of age.

B-1

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
Edward P. Garden

Mr. Garden served as Vice Chairman of Triarc Companies, Inc. (predecessor to Wendy’s/Arby’s) from July 1, 2003 until the termination of his employment effective June 29, 2007. While with Triarc he served as Vice Chairman from December 2004 through June 2007 and Executive Vice President from August 2003 until December 2004. Additionally, Mr. Garden has been Portfolio Manager and a founding partner of Trian Partners since November 2005. Mr. Garden has also been President, Chief Executive Officer and a Director of Trian Acquisition I Corp. since its inception in October 2007. From 1999 to 2003, Mr. Garden was a managing director of Credit Suisse First Boston, where he served as a senior investment banker in the Financial Sponsors Group. From 1994 to 1999, he was a managing director at BT Alex Brown where he was a senior member of the Financial Sponsors Group and, prior to that, co-head of Equity Capital Markets. Mr. Garden has served as a director of Chemtura Corporation since January 2007. Mr. Garden is the son-in-law of Nelson Peltz. Mr. Garden is 47 years of age.

B-2

Appendix C

The following table sets forth transactions in shares of Wendy’s International, Inc. (prior to consummation of the Triarc/Wendy’s merger), Triarc Companies, Inc. (prior to consummation of the Triarc/Wendy’s merger and prior to its being renamed Wendy’s/Arby’s Group, Inc.) and Wendy’s/ Arby’s Group, Inc. (following consummation of the Triarc/Wendy’s merger and the adoption of its new name) by the Trian Funds, Nelson Peltz, Peter W. May and Edward P. Garden during the past 60 days. Except for the purchase of shares by Trian Partners, L.P. and Trian Partners Master Fund, L.P. from TCMG-MA, LLC, the shares acquired by Mr. Peltz, Mr. May and Mr. Garden in lieu of Board of Directors meeting attendance and retainer fees and the options granted to Mr. Peltz, Mr. May and Mr. Garden upon their reelection to the Board of Directors of Wendy’s/Arby’s, Inc. (discussed below), all transactions were effected in the open market.

Trian Partners Master Fund, L.P.

Triarc Class A Common Stock	Shares	Price excl. Commission	Triarc Class B Common Stock	Shares	Average Price excl. Commission
Date			Date
9/17/2008	75,728	$5.0771	9/17/2008	58,008	$5.1333
9/18/2008	26,505	$4.9983	9/18/2008	53,010	$5.0717
9/19/2008	113,592	$5.3692	9/19/2008	212,038	$5.4423
9/22/2008	167,359	$5.1601	9/22/2008	349,105	$5.2915
9/23/2008	166,601	$5.0935	9/23/2008	348,348	$5.1593
9/24/2008	166,601	$5.1450	9/24/2008	348,348	$5.2082
9/25/2008	147,670	$5.2421	9/25/2008	241,238	$5.2362
9/26/2008	53,010	$5.2402	9/26/2008	75,728	$5.2446
9/29/2008	166,601	$4.6200	9/29/2008	348,348	$4.6450

Wendy’s Common Stock	Shares	Price excl. Commission
Date
9/17/2008	454,367	$21.5591
9/18/2008	151,456	$21.1660

Trian Partners, L.P.

Triarc Class A Common Stock	Shares	Price excl. Commission	Triarc Class B Common Stock	Shares	Average Price excl. Commission
Date			Date
9/17/2008	24,272	$5.0771	9/17/2008	18,592	$5.1333
9/18/2008	8,495	$4.9983	9/18/2008	16,990	$5.0717
9/19/2008	36,408	$5.3692	9/19/2008	67,962	$5.4423
9/22/2008	53,641	$5.1601	9/22/2008	111,895	$5.2915
9/23/2008	53,399	$5.0935	9/23/2008	111,652	$5.1593
9/24/2008	53,399	$5.1450	9/24/2008	111,652	$5.2082
9/25/2008	47,330	$5.2421	9/25/2008	77,321	$5.2362
9/26/2008	16,990	$5.2402	9/26/2008	24,272	$5.2446
9/29/2008	53,399	$4.6200	9/29/2008	111,652	$4.6450

Wendy’s Common Stock	Shares	Price excl. Commission
Date
9/17/2008	145,633	$21.5591
9/18/2008	48,544	$21.1660

C-1

Acquisition from TCMG-MA, LLC

On September 12, 2008, Trian Partners, L.P. and Trian Partners Master Fund, L.P. acquired 131,325 and 119,995 shares, respectively, of Wendy’s International, Inc. from an investment account of TCMG-MA, LLC, a subsidiary of Wendy’s/Arby’s Group, Inc, that is managed by Trian Fund Management, L.P., at a price per share of $22.84, which was the closing price of such shares on the New York Stock Exchange on such date.

Shares Acquired in Lieu of Meeting Attendance and Retainer Fees

On September 15, 2008, each of Mr. Peltz and Mr. Garden received 255 shares of Class A Common Stock of Wendy’s/Arby’s, at a price per share of $5.88, in lieu of a Board of Directors meeting attendance fees that would otherwise have been payable in cash.

On September 29, 2008, each of Mr. Peltz, Mr. May and Mr. Garden received 1,378 shares of Class A Common Stock of Wendy’s/Arby’s, at a price per share of $5.44, in lieu of a retainer fees that would otherwise have been payable in cash.

On October 23, 2008, each of Mr. Peltz and Mr. May received 356 shares of Class A Common Stock of Wendy’s/Arby’s, at a price per share of $4.21, in lieu of a Board of Directors meeting attendance fees that would otherwise have been payable in cash.

On October 24, 2008, each of Mr. Peltz and Mr. May received 365 shares of Class A Common Stock of Wendy’s/Arby’s, at a price per share of $4.10, in lieu of a Board of Directors meeting attendance fees that would otherwise have been payable in cash.

On November 3, 2008, each of Mr. Peltz, Mr. May and Mr. Garden received 422 shares of Class A Common Stock of Wendy’s/Arby’s, at a price per share of $3.55, in lieu of a Board of Directors meeting attendance fees that would otherwise have been payable in cash.

The price for each issuance of shares described in the section above was determined by calculating the average of the closing price per share on the 20 consecutive trading days immediately preceding the date on which the meeting attendance fee or retainer fee would otherwise have been payable.

Options Acquired Upon Reelection to the Board of Directors

On September 15, 2008, upon their reelection to the Board of Directors of Wendy’s/Arby’s, Inc., each of Mr. Peltz, Mr. May and Mr. Garden received options to purchase 4,000 shares of Class A Common Stock at an exercise price per share of $5.20 and options to purchase 8,000 shares of Class B Common Stock at an exercise price per share of $5.24.

Note: No Purchases were made in July or August of 2008 by any of the Trian Funds.

C-2

Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Wendy’s/Arby’s or his or her bank, broker, dealer, trust company or other nominee to the depositary as follows:

The Depositary for the offer is:

American Stock Transfer & Trust Company, LLC

By Hand: American Stock Transfer & Trust Company, LLC 59 Maiden Lane Plaza Level New York, NY 10038	By Mail or By Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the offer.

The Information Agent for the offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders, Please Call Toll-Free: (877) 687-1874
Banks and Brokers, Please Call Collect: (212) 750-5833

The Dealer Manager for this offer is:
Banc of America Securities LLC
Bank of America Tower
One Bryant Park, 3rd Floor
New York, NY 10036

Please call: (646) 855-8900